September 7, 2007

Jayhawk Energy, Inc. Launches website and provides update

Broomfield, CO.—(BUSINESS WIRE)—September 7, 2007—Jayhawk Energy, Inc (OTCBB:JYHW;News “Jayhawk”) announces the launching of the Company’s  website www.jayhawkenergy.com.

Lindsay Gorrill, President & CEO of Jayhawk Energy, stated “The Company’s website provides our investors a clear picture of the company’s strategic focus and our properties.   The next few months will be an exciting time for our company as we move forward on our Uniontown project and are looking at other opportunities for growth via acquisition.”

The Company is currently evaluating joint venture opportunities for drilling the Uniontown project and is also looking at new projects to add to our portfolio.  We are finalizing our drill targets on the Uniontown project.  Watch for future releases updating our progress.

Cautionary Note to U.S. Investors -- The United States Securities and Exchange Commission permits oil and gas companies, in their filings with the SEC, to disclose only proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. We use certain terms in this press release, such as probable, possible and potential, that the SEC's guidelines strictly prohibit us from including in filings with the SEC. U.S. Examples of such disclosures would be statements regarding "probable," "possible," or "recoverable" reserves among others.

Management hopes these transactions will bring additional value to the shareholders of Jayhawk Energy.  There is no guarantee that the projects that Jayhawk has recently acquired will increase the value of its shares of common stock, or that Jayhawk will acquire rights to explore and operate any other such projects, or that in the event that it acquires rights to explore and operate other such projects, that these actions will be successful or increase the value of Jayhawk’s common stock.

This press release may contain forward-looking information within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the safe harbor created by those sections. There are many factors that could cause our expectations and beliefs about our plans to acquire additional exploration or production properties, our plans to drill or our drilling results to fail to materialize:  competition for new acquisitions; availability of capital; unfavorable geologic conditions; the complexity of coal bed methane exploration and production; and prevailing prices for natural gas and general regional economic conditions.  Jayhawk assumes no obligation to update the information contained in this press release.

Contact:
Lindsay E. Gorrill, President & CEO
Joseph B. Young, CFO
info@jayhawkenergy.com
303-327-1571
877-321-HAWK